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                                                                     Exhibit 5.1

                                 [Letterhead of]

                             CRAVATH, SWAINE & MOORE
                                [New York Office]

                                                              February 29, 2000

Dear Ladies and Gentlemen:

                  We have acted as counsel for Consolidated Edison, Inc., a Delaware corporation (the "Company"), in connection with the registration by the Company of shares of its Common Stock, par value $0.10 per share (the "Shares"), pursuant to a Registration Statement on Form S-4 (the "Registration Statement"), to which this opinion is being filed as an exhibit. The Shares are proposed to be issued pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of October 13, 1999, and amended and restated as of January 11, 2000, among Consolidated Edison, Inc., Northeast Utilities, Consolidated Edison, Inc. (originally incorporated as CWB Holdings, Inc.) and N Acquisition LLC (the "Merger Agreement").

                  As counsel for the Company, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Restated Certificate of Incorporation of the Company; (b) the By-laws of the Company; (c) the Merger Agreement; (d) various corporate records and proceedings relating to the organization of the Company and the issuance by the Company of the Shares;
(e) various resolutions of the Company relating to the organization of the Company and the issuance by the Company of the Shares; and (f) a specimen certificate representing the Shares.

                  Based upon the foregoing, we are of opinion that the Shares have been duly and validly authorized, and


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when issued in the manner referred to in the Merger Agreement, will be validly issued, fully paid and nonassessable.

                  We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this opinion under the heading "Legal Matters" in the Joint Proxy Statement/Prospectus included therein.

                                                  Very truly yours,

                                                  CRAVATH, SWAINE & MOORE

Consolidated Edison, Inc.
    4 Irving Place
        New York, New York  10003